Exhibit 10.35

Description of Patent Issuance Bonus Plan

Bonuses under the patent issuance bonus plan are given to inventors and primary managers for their involvement in the patent process. Employees are eligible to receive a bonus award for certain patent components including: $500 for each patent disclosure submitted by that employee; $250 for each patent disclosure in which that employee is a manager of at least one of the inventors; $1,000 for each patent application filed on behalf of that employee; $1,000 for each patent issued to that employee; and $5,000 for every five patents issued to that employee.